EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

JPMorgan Chase & Co.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $1.00 per share (“Common Stock”)	Other(2)	160,000,000 shares	$135.43(2)	$21,668,800,000.00 (2)	$110.20 per $1,000,000	$2,387,901.76

Total Offering Amounts					$21,668,800,000.00		$2,387,901.76

Total Fee Offsets							—

Net Fee Due							$2,387,901.76

(1)

Represents 160,000,000 additional shares of Common Stock authorized to be issued under the JPMorgan Chase & Co. Amended and Restated Long-Term Incentive Plan and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate amount of additional Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)

Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on a price of $135.43 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the New York Stock Exchange on May 25, 2023.